Exhibit 10.2

February 24, 2016

Sidney Hinton

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Dear Sidney:

In consideration of the transactions contemplated in the Agreement and Plan of Merger by and among PowerSecure International, Inc., a Delaware corporation (the “Company”), The Southern Company, a Delaware corporation (“Parent”) and PSMS Corp., a Delaware corporation and wholly owned subsidiary of Parent, dated as of February 24, 2016 (the “Merger Agreement”), and your continued employment with Parent, the Company or any of Parent’s Affiliates (the “Parent Employers”) following the Effective Time, this letter agreement sets forth your agreement with Parent and the Company regarding such continued employment and certain rights set forth in the Second Amended and Restated Employment and Non-Competition Agreement, dated December 17, 2009, by and between you and the Company (as amended from time to time in accordance with its terms and as permitted by the Merger Agreement, the “Employment Agreement”). Capitalized terms used but not otherwise defined herein have the meaning set forth in the Merger Agreement. The terms of this letter agreement shall become effective at the Effective Time and shall have no force or effect unless and until the Effective Time shall occur.

1. Waiver of Certain Rights. You acknowledge and agree to waive any right you may have to any payments and benefits set forth in the Employment Agreement as a result of, or in connection with, a termination of your employment with the Parent Employers for “Good Reason” (as defined in the Employment Agreement) solely because, immediately following the Effective Time, you will not serve as the chief executive officer of a public company and you will serve as the chief executive officer of a wholly owned subsidiary of a public company; provided, however, that such waiver shall not limit your right to terminate employment for Good Reason for a reason other than the fact that, immediately following the Effective Time, you no longer serve as the chief executive officer of a public company and you will serve as the chief executive officer of a wholly owned subsidiary of a public company.

2. Preservation of Severance Benefits. You acknowledge and agree that the term of the Employment Agreement will terminate on December 31, 2016, without the right to payment of any of the benefits described in Section 5(g) of the Employment Agreement; provided, however, that Section 5(f) of the Employment Agreement (“Compensation Upon Termination of Employment Following a Change of Control”) (and any other provisions of the Employment Agreement that are necessary or appropriate to provide you with the full protection of Section 5(f) of the Employment Agreement, as such provision may be amended prior to Effective Time in accordance with the terms of the Merger Agreement) shall survive the termination of the term of the Employment Agreement and shall remain in full force and effect through the third anniversary of the Effective Time. For the avoidance of doubt, upon a termination of your employment without Cause (as defined below) or for Good Reason (as defined below) on or after the Effective Time and prior to the third anniversary of the Effective Time, you shall be entitled to the severance rights and benefits described in Section 5(f) of the Employment Agreement notwithstanding any termination of the term of the Employment Agreement. For purposes of the Employment Agreement and this Section 2, “Severance Amount” shall mean $4,200,000.

3. Annuity. Parent shall, or shall cause the Parent Employers to, take all steps necessary to maintain for your benefit or the benefit of your estate the annuity in effect as of immediately prior to the Effective Time between the Company and New York Life (NYL Guaranteed Future Income Annuity II, policy number 75 650 722) (the “Annuity”). Commencing on the later of (x) September 28, 2020 and (y) your separation from service (as such term is defined in Code Section 409A) with the Parent Employers for any reason, Parent shall, or shall cause the Parent Employers to, promptly remit in full the amounts payable pursuant to the Annuity to you or your heirs in full satisfaction of the obligations in Section 4(f) of the Employment Agreement. The right to receive the payments described in the first sentence of this Section 3 shall be fully vested and non-forfeitable. In the event of your death, this Section 3 shall be enforceable by your heirs.

4. Parent Milestone Award. Promptly after the Effective Time and subject to approval by the Compensation and Management Succession Committee of Parent’s Board of Directors (the “Compensation Committee”), Parent will grant you a performance share unit award (the “Milestone Award”) under Parent’s Omnibus Incentive Compensation Plan (the “Plan”), with the following terms:

A. Milestone Award Value and Number of Shares at Grant. The target number of shares of Parent Common Stock subject to the Milestone Award on the date of grant will equal the quotient of (i) $3,000,000 divided by (ii) the fair market value of a share of Parent Common Stock on the date of grant, determined pursuant to the terms of the Plan.

B. Vesting. The shares of Parent Common Stock subject to your Milestone Award will vest, if at all, on December 31, 2021 (the “Milestone Performance Period”), subject to the achievement of certain cumulative earnings goals for the Company’s business after the Effective Time consistent with projections previously provided to Parent by the Company and established by Parent in its reasonable good faith determination (the “Milestone Performance Conditions”) and your continued service with the Parent Employers through the end of the Milestone Performance Period (except as provided in paragraph (C) below). If the Milestone Performance Conditions are satisfied (i) above the target level of achievement, you will vest in a number of shares of Parent Common Stock greater than 100% of the target number of shares subject to your Milestone Award on a linear basis up to 200% of the target number of shares subject to your Milestone Award, (ii) at the target level of achievement, you will vest in 100% of the target number of shares of Parent Common Stock subject to your Milestone Award, (iii) above threshold but below the target levels of achievement, you will vest in a number of shares subject to your Milestone Award on a linear basis up to 100% of the target number of shares and (iv) below the threshold level of achievement, you will not be entitled to any vesting.

C. Termination prior to the end of the Performance Period. In the event of your death, disability (as defined in Code Section 409A) or termination of employment by Parent without Cause or by you for Good Reason on or after the third anniversary of the Effective Time but prior to the end of the Milestone Performance Period, you will vest in the target number of shares of Parent Common Stock subject to your Milestone Award.

Parent, in its reasonable discretion, will determine achievement of the Milestone Performance Conditions at the end of the Milestone Performance Period, including the making of equitable adjustments to reflect extraordinary events and capital transactions occurring after the Effective Time.

5. Rollover Restricted Shares.

A. Number of Shares. You acknowledge and agree that, notwithstanding the provisions of the Company’s 2008 Stock Incentive Plan and any other agreement between you and the Company, 72,054 shares subject to your outstanding Company Restricted Shares will not vest as a result of the Merger, but instead will be treated as “Rollover Restricted Shares” pursuant to the terms of Section 2.3 of the Merger Agreement and convert into an award (the “Rollover RSU Award”) with respect to a target number of performance-based restricted share units covering Parent Common Stock determined as set forth in Section 2.3 of the Merger Agreement. At the Effective Time, the value of the shares of Parent Common Stock subject to the Rollover Restricted Shares will equal $1,351,013 (the “Rollover Share Dollar Value”).

B. Vesting. The shares of Parent Common Stock subject to your Rollover RSU Award will vest on the third anniversary of the Effective Time (the “Rollover RSU Award Performance Period”), subject to the achievement of certain cumulative earnings goals for the Company’s business after the Effective Time consistent with projections previously provided to Parent by the Company and established by Parent in its reasonable good faith determination (the “Rollover RSU Award Performance Conditions”) and your continued service with the Parent Employers through the end of the performance period (except as provided in paragraph (C) below). If the Rollover RSU Award Performance Conditions are satisfied at or below the target level of achievement, you will be issued a number of shares of Parent Common Stock, including additional shares on account of dividend equivalents, having a value, as measured on the date of settlement of the award, of not less than the Rollover Share Dollar Value. If the Rollover RSU Award Performance Conditions are satisfied above the target level of achievement, you will be issued the greater of (x) a number of shares of Parent Common Stock having a value, as measured on the date of settlement of the award, of not less than the Rollover Share Dollar Value, and (y) up to 150% of the target number of shares subject to your Rollover Restricted Shares. If the number of shares of Parent Common Stock that vest at the end of the Rollover RSU Award Performance Period, including additional shares on account of dividend equivalents, is less than the Rollover Share Dollar Value, Parent will either grant you additional unrestricted shares of Parent Common Stock or cash equal to the difference in value.

C. Termination prior to the end of the Performance Period. In the event of your death, disability (as defined in Code Section 409A) or termination of employment by Parent or by you for Good Reason during the Rollover RSU Award Performance Period, you will be entitled to vest in a number of shares of Parent Common Stock subject to your Rollover Restricted Shares calculated based on actual achievement against the Rollover RSU Award Performance Conditions (prorated based on the amount of time elapsed during the Rollover RSU Award Performance Period) through your date of death, disability or termination; provided, however, that such number of shares of Parent Common Stock, including additional shares on account of dividend equivalents, will have a value, as determined on your date of death, disability or termination, of not less than the Rollover Share Dollar Value. If the value of the number of shares of Parent Common Stock, including additional shares on account of dividend equivalents, that vest upon your death, disability or termination is less than the Rollover Share Dollar Value on your date of death, disability or termination, Parent will either grant you additional unrestricted shares of Parent Common Stock or cash equal to the difference in value.

Parent, in its reasonable discretion, will determine achievement of the Rollover RSU Award Performance Conditions at the end of the Rollover RSU Award Performance Period or upon your death, disability or termination, as applicable, and the number of shares of Parent Common Stock to be issued pursuant to your Rollover Restricted Shares will be computed based on the fair market value of a share of Parent Common Stock on the date of such determination under the terms of the Plan, including the making of equitable adjustments to reflect extraordinary events and capital transactions occurring after the Effective Time.

6. Other Terms.

A. Your equity awards will be subject to Parent’s standard form of terms for such awards as previously provided to you, except that your awards will be subject to the vesting terms described above. The number of shares of Parent Common Stock subject to your equity awards will be treated as if dividends are paid and reinvested on such shares throughout the performance period or service period, with all such additional shares subject to similar restrictions. Settlement of the shares of Parent Common Stock earned under your equity awards shall be in the form of unrestricted, registered shares and will occur at vesting or the earliest time permitted that will not trigger a tax or penalty under Code Section 409A.

B. From and after the Effective Time, for purposes of this letter agreement and the Employment Agreement, “Good Reason” shall have the meaning set forth in the Employment Agreement (and shall include, without limitation, a material breach of any of Parent’s or the Company’s obligations under this letter agreement or, during its term, under the Employment Agreement) and “Cause” shall have the meaning set forth in Parent’s Executive Change in Control Severance Plan, as amended and restated as of the date of this letter agreement.

C. Each of you, the Company and Parent acknowledges that in the event that the Merger Agreement is terminated without the Merger being consummated, this letter agreement will be void ab initio and of no further force or effect.

D. This letter agreement does not affect any other terms of, or in any way waive any other rights that you may have under, any other agreements between you and the Company or any of its affiliates or the compensation and benefit plans of the Company or any of its affiliates in which you participate as of the date hereof.

E. Parent hereby guarantees the Company’s obligations under the Employment Agreement and this letter agreement.

F. This letter agreement shall in all respects be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware, without giving effect to any conflict or choice of law principles or rules.

G. This letter agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this letter agreement executed by both parties hereto.

H. This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and Parent shall cause any such successor to assume the Company’s and Parent’s obligations hereunder.

I. The intent of the parties is that payments and benefits under this letter agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter agreement that is considered nonqualified deferred compensation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

[Signature page follows]

Please sign below to indicate your acknowledgment and acceptance of the terms of this letter agreement.

Very truly yours,

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Name:	ERIC DUPONT
Title:	EVP, CFO

THE SOUTHERN COMPANY

By:	/s/ Mark S. Lantrip
Name:	Mark S. Lantrip
Title:	Executive Vice President

Agreed to and acknowledged as of the 24th day of February, 2016:

/s/ Sidney Hinton
Sidney Hinton

[Signature Page to Letter Agreement]